Exhibit 3.1

THE MACERICH COMPANY

ARTICLES SUPPLEMENTARY

The Macerich Company, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board”), by resolution duly adopted at a meeting duly called and held on April 24, 2019, prohibited the Company from electing to be subject to the provisions of Section 3-803, Section 3-804 and Section 3-805 of the MGCL, unless a proposal to repeal such resolution, in whole or in part, is first approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

SECOND: The foregoing election has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President, Chief Legal Officer and Secretary and attested by its Senior Executive Vice President and Chief Financial Officer on this 30th day of April, 2019.

THE MACERICH COMPANY

By:	/s/ Ann C. Menard
Name:	Ann C. Menard
Title:	Executive Vice President, Chief Legal Officer and Secretary

ATTEST:

/s/ Scott Kingsmore
Name:	Scott Kingsmore
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Articles Supplementary]